UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2010

INFINERA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33486	77-0560433
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

169 Java Drive

Sunnyvale, CA 94089

(Address of principal executive offices, including zip code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e) As previously announced and disclosed on a Form 8-K filed on January 26, 2010, Ita Brennan became the Chief Financial Officer of Infinera Corporation (the “Company”) effective June 26, 2010 (the “Promotion Date”). In connection with Ms. Brennan’s promotion, the Compensation Committee of the Board of Directors of the Company approved an increase in Ms. Brennan’s base salary from $240,000 to $270,000 and an increase in Ms. Brennan’s target bonus percentage payout from 40% to 50% of her base salary under the Company’s 2010 Bonus Plan, each effective as of the Promotion Date.

In addition, the Compensation Committee granted Ms. Brennan an option to purchase 75,000 shares of the Company’s common stock (the “Option”) and 37,500 restricted stock units to be settled in common stock of the Company (the “RSU”), each effective as of the Promotion Date. The Option and RSU were granted pursuant to the terms and conditions of the Company’s 2007 Equity Incentive Plan. The Option has an exercise price equal to the closing value of the Company’s common stock on June 25, 2010, the last trading day prior to the Promotion Date, and shall vest monthly over four years commencing on the Promotion Date, subject to Ms. Brennan’s continued service to the Company through each such vesting date. The RSU shall vest as to 25% of the shares underlying the RSU on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014, subject to Ms. Brennan’s continued service to the Company through each such vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

By:	/S/ MICHAEL O. MCCARTHY III
Michael O. McCarthy III
Chief Legal and Administrative Officer

Date: June 28, 2010

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